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FOR IMMEDIATE RELEASE                        Contact:  David Christofferson,
                                             investors or Brenda Roth, media
                                             612/550-9388


                    ANGEION ADOPTS SHAREHOLDERS' RIGHTS PLAN;
        DECLARES DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS


MINNEAPOLIS (April 9, 1996) -- Angeion Corporation (Nasdaq: ANGN) announced today that its Board of Directors has adopted a Shareholders' Rights Plan to protect the Company and its shareholders from unsolicited attempts or inequitable offers to acquire the Company. The Rights Plan has no immediate dilutive effect and does not diminish the ability of the Company or its shareholders to engage in a fair offer.

     To implement this Shareholders' Rights Plan, the Company has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Angeion Corporation Common Stock, outstanding on April 30, 1996.

     Each Right will entitle shareholders to buy one one-thousandth of a share of the Company's Series B Junior Preferred Stock at an exercise price of $70.00. The Rights will become exercisable following the tenth business day after: (a) a person or group announces acquisition of 15% or more of the Company's Common Stock, or the Company becomes aware of such an acquisition, (b) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more the Company's Common Stock, or (c) the Company's Board of Directors determines that a person or group is an "Adverse Person or Group," as defined in the Rights Plan.

     The Company will be entitled to redeem the Rights at $.005 per Right at certain times as provided in the Rights Plan.

     "This Rights Plan is intended to protect our shareholders should Angeion become the target of hostile or unfriendly takeover tactics," said Whitney A. McFarlin, Angeion's Chairman, President and CEO. "It is designed to assure that all shareholders of the Company receive a fair price for their Company shares in the event of an acquisition of the Company. It is also designed to make certain that all Angeion shareholders receive fair and equal treatment in the event of an attempted takeover.
                                     -more-

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Angeion Shareholders Rights Plan
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     "We are not aware of any such effort to acquire control of the Company,"
McFarlin added, "nor was the Rights Plan adopted in response to any specific effort."

     The dividend distribution was made on April 8, 1996 to shareholders of record on April 30, 1996. The Rights will expire in ten years on April 7, 2006.

     Minneapolis-based Angeion is developing sophisticated medical devices for treatment of life-threatening cardiac arrhythmias (irregular heartbeats). In addition to its Sentinel-TM- Implantable Cardioverter Defibrillator (ICD) system, Angeion is also developing RF and laser catheter ablation systems.


                                      -End-



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